Exhibit 99.1

Raptor Pharmaceutical Appoints Gregg Lapointe and Georges Gemayel to Board of Directors

NOVATO, Calif., December 18, 2014 -- Raptor Pharmaceutical Corp. (Nasdaq: RPTP) today announced the appointment of Gregg Lapointe and Georges Gemayel, Ph.D. to its Board of Directors, effective January 1, 2015. As previously disclosed, they will be joining Julie Anne Smith, President and CEO-Designate as she succeeds Christopher Starr, Ph.D., as Chief Executive Officer and joins the Board effective January 1, 2015.

“Gregg and Georges bring a wealth of commercial and product development expertise to Raptor’s Board of Directors,” said Llew Keltner, M.D., Ph.D., Chairman of Raptor Pharmaceuticals. “Their extensive experience in managing growth will be especially valuable as the Board, joined with management, guides the future expansion of Raptor’s product portfolio and product development capabilities. We look forward to their many contributions toward our future success.”

“We are delighted to welcome Gregg and Georges to our Board. Both are accomplished executives with highly relevant experiences and competencies leading biopharmaceutical companies through periods of high intensity growth. Their business acumen and leadership abilities are important additions at this exciting time of growth and transformation for Raptor,” said Julie Anne Smith, CEO-Designate of Raptor Pharmaceuticals.

Mr. Lapointe has nearly 20 years of experience in the pharmaceutical and medical device industries. Currently, he is Co-Founder and CEO of Cerium Pharmaceuticals, a biopharmaceutical company focused on developing and commercializing medicines for patients with rare diseases. Previously, he held several managerial and executive roles at Sigma-Tau Pharmaceuticals culminating in serving as CEO from 2008 to 2012. Prior to that, Mr. Lapointe held various financial and operation roles at AstenJohnson, Medical Plastic Devices, Inc. and Ingram & Bell Meditron. Prior to joining Ingram & Bell Meditron, he served as a Senior Manager at Zittrer Siblin Stein Levine, a management consultant mergers and acquisitions firm based in Montreal, Canada. Mr. Lapointe began his career at Price Waterhouse in 1982 as a Chartered Accountant with progressive advancement from staff accountant to Audit Manager. Mr. Lapointe received a Bachelor of Commerce degree from Concordia University, a Graduate Diploma in Public Accountancy from McGill University and an MBA from Duke University. He is a Certified Public Accountant in Illinois. Mr. Lapointe currently serves as a member of the Board of Directors of SciClone Pharmaceuticals, Soligenix and Cambrooke Therapeutics and on the Board of Trustees of the Keck Graduate Institute of Applied Life Sciences. He has previously served on the Board and as Chair of the Rare Disease Committee of Pharmaceutical Research and Manufacturers of America (PhRMA) and as a member of the Board of Directors of Questcor Pharmaceuticals.

Dr. Gemayel has over 25 years of experience in the pharmaceutical industry, including management and executive positions spanning the U.S., Europe and the Middle East. Since 2010, he has been a consultant for several biotechnology companies and venture capital funds. From 2008 to 2009, Dr. Gemayel was President and CEO of Altus Pharmaceuticals. From 2003 to 2008, he was Executive Vice President at Genzyme Corporation where he was responsible for the company’s worldwide therapeutics businesses, which included lysosomal storage disorders, endocrinology, nephrology, transplant and bio-surgery. From 1998 to 2003, he held progressively senior roles at Hoffmann La-Roche and Roche Labs. Dr. Gemayel completed his doctorate in pharmacy at St. Joseph University in Beirut, Lebanon, and earned a Ph.D. in pharmacology at Paris-Sud University in Paris, France. Dr. Gemayel currently serves on the Board of Directors of NPS Pharmaceuticals and Prosensa (publicly listed companies), and is the Chairman of the Boards of Oxthera, Epitherapeutics and Orphazyme (private biotechnology companies). He has previously served on the Board of Adolor Corporation and as Chairman of the Boards of FoldRx, Syndexa and Vascular Magnetics.

About Raptor Pharmaceuticals
Raptor Pharmaceutical Corp. is a global biopharmaceutical company focused on the development and commercialization of life-altering therapeutics that treat rare, debilitating and often fatal diseases. The company is engaged in multiple therapeutic areas such as nephropathic cystinosis, Huntington's disease (HD), nonalcoholic steatohepatitis (NASH), and Leigh syndrome and other mitochondrial diseases. With an approved product in the U.S. and EU, Raptor also holds several orphan drug designations, including exclusivity for nephropathic cystinosis in the U.S. and EU, and orphan drug designation for HD in the U.S. and EU. A request for orphan designation for Leigh syndrome has been submitted to the FDA. Raptor holds intellectual property for the use of cysteamine in HD and other neurodegenerative disorders including Parkinson's disease and Rett syndrome. For additional information, please visit www.raptorpharma.com.

COMPANY CONTACT:
Kimberly Lee, D.O.
Vice President, Corporate Strategy and Communications
Raptor Pharmaceutical Corp.
(415) 408-6351

INVESTOR CONTACT:
Westwicke Partners, LLC
Robert H. Uhl
Managing Director
(858) 356-5932
robert.uhl@westwicke.com

MEDIA CONTACT:
Cammy Duong
Canale Communications
(619) 849-5382
cammy@canalecomm.com

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